Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports 9 Month Operating Results for 2011

VALLEY COTTAGE, NY—November 8, 2011—CreditRiskMonitor (OTCQB: CRMZ) reported that revenues were $2.58 million and $7.56 million for the 3 and 9 months ended September 30, 2011, respectively, an increase of 8% and 9% over the comparable periods last year. For the same periods, income from operations was $249,000 and $736,000, respectively, compared to $551,000 and $1,216,000 for the comparable 2010 periods. Cash, cash equivalents and marketable securities at the end of the nine-month period increased $1.08 million to $7.93 million from the 2010 year-end balance of $6.85 million, after the payment of a cash dividend of $396,000 in the third quarter of 2011.

Jerry Flum, CEO said, “Within the current difficult economic environment we’re still seeing growing sales. As noted in past earnings releases, we continue to invest heavily in infrastructure, new data content, and new employees to improve our service. While this impacts profitability in the short-term, we believe our long-term prospects are enhanced. Our balance sheet is strong, allowing us the flexibility to manage our company toward longer-term goals and to create greater shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 9 MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2011	2010	2011	2010

Operating revenues	$2,580,339	$2,389,932	$7,559,650	$6,906,507

Operating expenses:
Data and product costs	716,226	580,184	2,196,463	1,751,224
Selling, general and administrative expenses	1,572,311	1,223,686	4,502,063	3,844,920
Depreciation and amortization	42,753	35,345	125,482	94,600

Total operating expenses	2,331,290	1,839,215	6,824,008	5,690,744

Income from operations	249,049	550,717	735,642	1,215,763
Other income, net	52,096	39,570	87,015	54,161

Income before income taxes	301,145	590,287	822,657	1,269,924
Provision for income taxes	(72,260)	(236,870)	(254,711)	(513,612)

Net income	$228,885	$353,417	$567,946	$756,312

Net income per share:
Basic	$0.03	$0.04	$0.07	$0.10
Diluted	$0.03	$0.04	$0.07	$0.09

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

	Sept. 30, 2011	Dec. 31, 2010
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,162,612	$5,642,568
Marketable securities	1,765,874	1,204,234
Accounts receivable, net of allowance	1,224,953	1,406,865
Other current assets	322,387	480,922

Total current assets	9,475,826	8,734,589

Property and equipment, net	321,448	364,360
Goodwill	1,954,460	1,954,460
Deferred taxes on income	--	233,873
Prepaid and other assets	39,187	23,225

Total assets	$11,790,921	$11,310,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$6,476,571	$5,997,862
Accounts payable	66,252	24,024
Accrued expenses	824,565	1,167,196
Accrued income taxes	12,096	--

Total current liabilities	7,379,484	7,189,082

Other liabilities	3,140	1,149

Total liabilities	7,382,624	7,190,231

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,914,462 and 7,899,462 shares, respectively	79,144	78,994
Additional paid-in capital	28,556,242	28,440,586
Accumulated deficit	(24,227,089)	(24,399,304)

Total stockholders’ equity	4,408,297	4,120,276

Total liabilities and stockholders’ equity	$11,790,921	$11,310,507

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.